Consent of Independent Registered Public Accounting Firm
The Board of Directors
Rackspace Hosting, Inc.:

We consent to the use of our reports dated February 17, 2012 with respect to the consolidated balance sheets of Rackspace Hosting, Inc. as of December 31, 2011 and 2010 and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP
San Antonio, Texas
November 8, 2012